UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2008

PHOTOMATICA, INC.
(Exact name of registrant as specified in its Charter)

Nevada	000-52638	20-4412118
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1881 Yonge Street, Toronto, Ontario, Canada M4S 3C4
(Address of principal executive offices)

(647) 203-6871
(Registrant’s telephone number, including area code)

112 North Curry Street, Carson City, Nevada 89703-4934
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 5 - Corporate Governance and Management

Effective May 9, 2008, Mr. Hilary Vieira of Toronto, Canada, and others acquired of the common stock of Photomatica, Inc. (“Photomatica”) owned by Mr. Alain Kardus, its former principal stockholder, and other stockholders. As a result of these transactions, Mr. Vieira became the controlling stockholder of Photomatica, owning 3,200,000 shares of common stock which represents approximately fifty percent (50%) of its issued and outstanding common stock. The consideration paid by Mr. Vieira and the other purchasers was $500,000 (U.S.), and was paid with personal funds. As part of the transaction, 3,800,000 shares of common stock previously held by Mr. Kardos were cancelled.

As part of the transaction, Mr. Kardus agreed to resign as the sole director of Photomatica and to simultaneously appoint Mr. Vieira as the sole director of Photomatica, and agreed to appoint Mr. Vieira as the new Chief Executive Officer, President, Treasurer and Secretary of Photomatica.

There is no arrangement known to Photomatica, including any pledge of the securities of Photomatica, the operation of which may at a subsequent date result in a change of control.

As a result of these transactions, the total number of outstanding shares of common stock of Photomatica was reduced from 10,200,000 shares to 6,400,000 shares of common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 9, 2008, Mr. Hilary Vieira of 1881 Yonge Street, Toronto, Ontario, Canada, was appointed as the sole director of Photomatica and became its Chief Executive Officer, President, Treasurer and Secretary; and filled the vacancies created by the simultaneous resignation of Mr. Alain Kardos from such positions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Photomatica, Inc.
(Registrant)

Date: May 23, 2008	By:	/s/ Hilary Vieira
Hilary Vieira Chief Executive Officer and President